EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter Earnings

MARIETTA, Pa., July 23, 2010 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported that its net income for the quarter ended June 30, 2010 was $1,739,728, or $.07 per share of Class A common stock on a diluted basis, compared to $4,387,624, or $.18 per share of Class A common stock on a diluted basis, for the second quarter of 2009. Catastrophe and other weather-related losses impacted pre-tax second quarter results by approximately $10 million after reinsurance. The catastrophe losses were to the result of a number of wind and hail events in the Company's Mid-Atlantic and Midwestern regions.

Revenues for the second quarter of 2010 were $101,525,354, an increase of 7.1% over the second quarter of 2009, with net premiums earned of $93,002,409, an increase of 6.2% over the year-earlier period. Net premiums written for the second quarter of 2010 were $102,345,786, representing a 9.4% increase over net premiums written for the second quarter of 2009, consisting of a 13.7% increase in commercial lines writings and a 7.4% increase in personal lines writings. Net premiums written for the second quarter of 2010 also included $2.5 million in premiums assumed from Southern Mutual Insurance Company, accounting for 2.7% of the overall increase.

The Company's combined ratio was 106.4% for the second quarter of 2010, reflecting the impact of the previously mentioned weather-related losses and an increased number of fire losses compared to the second quarter of 2009. The Company's combined ratio was 101.8% for the second quarter of 2009.

The Company's expense ratio was 32.6% for the second quarter of 2010, compared to 31.0% for the second quarter of 2009, with the increase attributable to increased acquisition costs related to current period premium growth.

Net investment income was $4,968,490 for the second quarter of 2010, compared to $5,266,161 for the second quarter of 2009. The impact of lower market interest rates during the second quarter of 2010 offset investment income attributable to an increase in average invested assets compared to the year earlier period. The Company had no other-than-temporary impairments in its investment portfolio. Net realized investment gains from the sale of securities were $1,965,091 for the second quarter of 2010, compared to $445,140 for the year-earlier period.

Net income for the six months ended June 30, 2010 was $1,974,486, or $.08 per share of Class A common stock on a diluted basis, compared to $4,557,428, or $.18 per share of Class A common stock on a diluted basis, for the six months ended June 30, 2009. The Company had a combined ratio for the first six months of 2010 of 106.2%, compared to a combined ratio of 103.9% for the comparable period in 2009. The Company's loss ratio was 74.0% for the first six months of 2010, compared to 72.7% for the first six months of 2009, with both periods reflecting increased fire and weather-related claim activity.

The Company's total stockholders' equity, or book value, increased to $387,878,358, a per common share amount of $15.19, at June 30, 2010, compared to $385,505,699, a per common share amount of $15.12, at December 31, 2009.

"We are disappointed to report that catastrophes, severe weather and increased fire losses impacted our quarterly earnings. However, we are pleased to report an increase in premium writings, particularly in commercial lines, and an increase in our book value. We are realizing profitable premium growth from our acquisition strategy, and we have expanded our commercial lines product offerings in several Midwest states where companies we acquired have previously offered primarily personal lines products. We achieved underwriting profitability in many of our casualty lines of business and are confident in the overall quality of our book of business," stated Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc.

On July 15, 2010, the Company's board of directors declared a quarterly cash dividend payable August 16, 2010 of $.115 per share of Class A common stock and $.1025 per share of Class B common stock to stockholders of record as of the close of business on August 2, 2010.

On July 16, 2010, the Company announced that it entered into an agreement pursuant to which it will acquire all of the outstanding stock of Michigan Insurance Company, an 83.6%-owned subsidiary of West Bend Mutual Insurance Company. Michigan Insurance Company writes various lines of property and casualty insurance exclusively in the State of Michigan. It had direct written premiums of $106.6 million and net written premiums of $26.7 million for the year ended December 31, 2009. The purchase price will be calculated based on the GAAP book value of Michigan Insurance Company as of the closing date of the transaction. The Company estimates that the consideration payable to the shareholders of Michigan Insurance Company will be approximately $39 million in cash.  The acquisition is subject to a number of conditions, including the approval of the Insurance Department of the State of Michigan. The Company expects to complete the transaction in the fourth quarter of 2010.

Donald H. Nikolaus said, "We are excited about this opportunity to expand our Midwestern operations into Michigan by acquiring a company with a capable management team and an excellent independent agency distribution system."

The Company will hold a conference call and webcast on Friday, July 23, 2010, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link in the Investors area of the Company's web site at www.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and six Midwestern states (Iowa, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin).

The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent) and has been ranked among the top 50 performing property-casualty insurance companies nationwide in each of the past six years by Ward Group, a Cincinnati-based operational consulting firm specializing in the insurance industry.

All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company's reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, conditions resulting from the economic difficulties in the United States, severe weather events, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks that the Company describes from time to time in its filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Financial Highlights
(unaudited)

	Quarter Ended June 30
	2010	2009

Net premiums earned	$ 93,002,409	$ 87,540,345
Investment income, net of investment expenses	4,968,490	5,266,161
Net realized investment gains	1,965,091	445,140
Total revenues	101,525,354	94,823,420

Net income	$ 1,739,728	$ 4,387,624

Net income per common share:
Class A common stock - basic	$ 0.07	$ 0.18
Class A common stock - diluted	$ 0.07	$ 0.18
Class B common stock - basic and diluted	$ 0.06	$ 0.16

	Six Months Ended June 30
	2010	2009

Net premiums earned	$ 184,374,505	$ 175,889,888
Investment income, net of investment expenses	9,898,981	10,623,750
Net realized investment gains	1,986,603	703,995
Total revenues	199,376,202	190,325,034

Net income	$ 1,974,486	$ 4,557,428

Net income per common share:
Class A common stock - basic	$ 0.08	$ 0.18
Class A common stock - diluted	$ 0.08	$ 0.18
Class B common stock - basic and diluted	$ 0.07	$ 0.16

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30
	2010	2009

Net premiums earned	$ 93,002	$ 87,540
Investment income, net of investment expenses	4,969	5,266
Net realized investment gains	1,965	445
Lease income	229	235
Installment payment fees	1,360	1,309
Other income	--	28
Total revenues	101,525	94,823

Net losses and loss expenses	68,509	61,903
Amortization of deferred policy acquisition costs	16,146	14,634
Other underwriting expenses	14,183	12,527
Other expenses	582	335
Policyholder dividends	65	92
Interest	169	198
Total expenses	99,654	89,689

Income before income tax expense	1,871	5,134
Income tax expense	131	746

Net income	$ 1,740	$ 4,388

Net income per common share:
Class A common stock - basic	$ 0.07	$ 0.18
Class A common stock - diluted	$ 0.07	$ 0.18
Class B common stock - basic and diluted	$ 0.06	$ 0.16

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A common stock - basic	19,953,539	19,898,680
Class A common stock - diluted	19,953,539	19,898,680
Class B common stock - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 102,346	$ 93,581

Book value per common share at end of period	$ 15.19	$ 14.58

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30
	2010	2009

Net premiums earned	$ 184,374	$ 175,890
Investment income, net of investment expenses	9,899	10,624
Net realized investment gains	1,987	704
Lease income	456	456
Installment payment fees	2,660	2,608
Other income	--	43
Total revenues	199,376	190,325

Net losses and loss expenses	136,491	127,852
Amortization of deferred policy acquisition costs	32,161	29,367
Other underwriting expenses	26,816	25,204
Other expenses	1,163	818
Policyholder dividends	245	335
Interest	354	1,403
Total expenses	197,230	184,979

Income before income tax expense	2,146	5,346
Income tax expense	172	789

Net income	$ 1,974	$ 4,557

Net income per common share:
Class A common stock - basic	$ 0.08	$ 0.18
Class A common stock - diluted	$ 0.08	$ 0.18
Class B common stock - basic and diluted	$ 0.07	$ 0.16

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A common stock - basic	19,942,153	19,891,096
Class A common stock - diluted	19,942,153	19,891,096
Class B common stock - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 195,290	$ 181,584

Book value per common share at end of period	$ 15.19	$ 14.58

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 68,001	$ 73,807
Available for sale, at fair value	536,087	517,704
Equity securities, at fair value	14,136	9,915
Investments in affiliates	9,143	9,309
Short-term investments, at cost	44,722	56,100
Total investments	672,089	666,835
Cash	10,123	12,924
Premiums receivable	70,111	61,187
Reinsurance receivable	93,795	84,670
Accrued investment income	6,436	6,203
Deferred policy acquisition costs	33,873	32,844
Prepaid reinsurance premiums	62,142	56,041
Property and equipment, net	6,441	6,592
Deferred tax asset, net	4,254	5,087
Accounts receivable - securities	2,587	588
Other assets	1,966	2,631
Total assets	$ 963,817	$ 935,602

Donegal Group Inc.
Consolidated Balance Sheets (continued)
(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 276,230	$ 263,599
Unearned premiums	258,837	241,821
Accrued expenses	9,279	10,579
Subordinated debentures	15,465	15,465
Due to affiliate	2,044	3,813
Accounts payable - securities	7,245	6,829
Other liabilities	6,839	7,990
Total liabilities	575,939	550,096
Stockholders' equity:
Preferred stock	--	--
Class A common stock	206	206
Class B common stock	56	56
Additional paid-in capital	165,398	164,585
Accumulated other comprehensive income	17,629	15,007
Retained earnings	213,839	214,756
Treasury stock, at cost	(9,250)	(9,104)
Total stockholders' equity	387,878	385,506
Total liabilities and stockholders' equity	$ 963,817	$ 935,602
CONTACT:  Donegal Group Inc.
          Jeffrey D. Miller, Senior Vice President &
           Chief Financial Officer
          (717) 426-1931
          Fax: (717) 426-7009
          jeffmiller@donegalgroup.com